September 5, 2007

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Solution Technology International, Inc.
Commission File Reference No. 000-27842

We were previously the principal accountants for Solution Technology International, Inc. for the years ended December 31, 2005 and 2006. We have not reported on the financial statements of the Company for 2007 or conducted any other audit services for the Company. On August 3, 2007 we were dismissed as the Registrant’s independent public accounting firm.

We have read the statements of Solution Technology International, Inc. included in Item 4.01(a) of the Amended Form 8-K/A dated September 5, 2007 to be filed with the Securities and Exchange Commission regarding the recent change of auditors. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours, Herman, Lagor, Hopkins & Meeks, P.A.

/s/ Richard M. Herman, CPA

Richard M. Herman, CPA
President